Exhibit 99.1

MOHEGAN TRIBAL GAMING AUTHORITY ANNOUNCES

SECOND QUARTER FISCAL 2008 OPERATING RESULTS

Uncasville, Connecticut, May 7, 2008 – The Mohegan Tribal Gaming Authority, or the Authority, announced today its operating results for the second quarter ended March 31, 2008. The Authority is the owner and operator of a gaming and entertainment complex located near Uncasville, Connecticut, known as Mohegan Sun, and a gaming and entertainment facility offering slot machines and harness racing in Plains Township, Pennsylvania, known as Mohegan Sun at Pocono Downs, or Pocono Downs.

Highlights and consolidated results for the second quarter ended March 31, 2008:

•	Net revenues of $392.6 million, a 0.7% increase over the second quarter of fiscal 2007
•	Gaming revenues of $355.9 million, a 0.3% decrease from the second quarter of fiscal 2007
•	Table games revenues of $102.4 million, a 6.4% increase over the second quarter of fiscal 2007
•	Gross slot revenues of $253.3 million, a 2.7% decrease from the second quarter of fiscal 2007
•	Non-gaming revenues of $68.7 million, an 11.6% increase over the second quarter of fiscal 2007
•	Income from operations of $62.0 million, a 15.3% decrease from the second quarter of fiscal 2007
•	Consolidated net income of $33.5 million, a 20.9% decrease from the second quarter of fiscal 2007
•	Adjusted EBITDA, a non-GAAP measure described below, of $86.3 million, a 10.9% decrease from the second quarter of fiscal 2007
•	Successful completion of an amendment to the Authority’s $1.0 billion bank credit facility to increase capital spending capacity for Project Horizon and Project Sunrise
•	Successful launch of a new Mohegan Sun advertising campaign, which included the production and release of three television commercials highlighting the Mohegan Sun brand
•	Mohegan Sun nominated for “Casino of the Year” by the Academy of Country Music

“While the overall gaming industry experienced some pressure from the economy in the second quarter, we outperformed our peers and maintained more than our fair share of slot revenues in the Northeast gaming market,” said Mitchell Grossinger Etess, the Authority’s President and CEO. “We were particularly pleased with the growth in our table games business which offset a modest slowdown in slot revenues. We are carefully managing our operating expenses, while continuing to build the long-term foundation for our business through geographic diversification and additions, and upgrades to our existing facilities.”

Second Quarter Operating Results

Consolidated Adjusted EBITDA for the quarter ended March 31, 2008 decreased by $10.5 million, or 10.9%, to $86.3 million from $96.8 million for the second quarter of fiscal 2007. The decrease in consolidated Adjusted EBITDA is attributable to the decrease in Adjusted EBITDA from Mohegan Sun and an increase in corporate-related expenses, partially offset by an increase in Adjusted EBITDA from Mohegan Sun at Pocono Downs.

Consolidated net income for the quarter ended March 31, 2008 decreased by $8.8 million, or 20.9%, to $33.5 million compared to $42.3 million for the second quarter of fiscal 2007. The decrease in consolidated net income is primarily due to a $10.6 million decrease in income from operations at Mohegan Sun and the increase in corporate-related expenses, partially offset by improved operating results at Mohegan Sun at Pocono Downs compared to the second quarter of fiscal 2007 which included a $3.3 million non-recurring charge recorded in connection with a settlement of property tax litigation related to the Pocono Downs facility.

Mohegan Sun

Adjusted EBITDA at Mohegan Sun for the quarter ended March 31, 2008 decreased by $10.0 million, or 10.6%, to $84.0 million from $94.0 million for the second quarter of fiscal 2007. This decrease is primarily attributable to lower slot revenues, higher casino marketing and promotional expenses, a 31.1% increase in advertising expenditures from the production and release of the new television commercials, a 15.2% increase in medical benefit costs, and a 6.7% increase in salary and wage costs principally due to market driven compensation adjustments. Adjusted EBITDA margin, or Adjusted EBITDA as a percentage of net revenues, decreased to 24.3% for the quarter ended March 31, 2008 from 27.4% for the second quarter of fiscal 2007.

Net revenues for the quarter ended March 31, 2008 increased by $3.9 million, or 1.1%, to $346.5 million from $342.6 million for the second quarter of fiscal 2007. This increase is attributable primarily to the growth in table games revenues and entertainment and other revenues, partially offset by the decline in slot revenues and a $2.4 million increase in promotional allowances due to the higher retail price of entertainment and gasoline offerings during the quarter.

Gaming Revenues

Gross slot revenues, also referred to as gross slot win, for the quarter ended March 31, 2008 decreased by $5.8 million, or 2.6%, to $214.0 million from $219.8 million for the second quarter of fiscal 2007. The reduction in the slot revenues is primarily attributable to increased competition from video lottery terminal facilities in Yonkers, NY and Lincoln, RI and the continued weakening of consumer spending in the Northeast region. Mohegan Sun’s 2.6% decline in slot revenues was less than the overall Connecticut market decline in slot revenues of 5.1%. The State of Connecticut reported total slot revenues of $389.4 million and $410.1 million for the quarters ended March 31, 2008 and 2007, respectively. Mohegan Sun’s slot win efficiency, or percentage of gross slot win in the Connecticut slot market divided by the percentage of slot machines in the market, for the quarter ended March 31, 2008 was 117.1% compared to 84.9% for our Connecticut competitor. Gross slot win per unit per day was $382 and $400 for the quarters ended March 31, 2008 and 2007, respectively. Gross slot hold percentage, or gross slot revenues divided by slot handle, for the quarter ended March 31, 2008 was 8.3% compared to 8.7% for the second quarter of fiscal 2007. The decrease in gross slot hold percentage is attributable to the introduction of $8.5 million in free promotional slot play during the quarter.

Table games revenues increased by $6.2 million, or 6.4%, to $102.4 million for the quarter ended March 31, 2008 from $96.2 million for the second quarter of fiscal 2007. The increase in table games revenues is attributable to an increase in table games drop. Table games drop increased 6.8% to $665.7 million for the quarter ended March 31, 2008 from $623.5 million for the second quarter of fiscal 2007. The growth in table games drop resulted from the continued success of Mohegan Sun’s domestic and Asian table games marketing program and by the August 2007 opening of the 46-table Sunrise Square expansion. Table games hold percentage, or table games revenues divided by table games drop, was 15.4% for each of the quarters ended March 31, 2008 and 2007. Table games revenue per unit per day was $3,473 and $3,500 for the quarters ended March 31, 2008 and 2007, respectively.

Non-gaming Revenues

Food and beverage revenues increased by $579,000, or 2.6%, to $22.7 million for the quarter ended March 31, 2008 from $22.1 million for the second quarter of fiscal 2007. The increase in food and beverage revenues is primarily the result of a 1.6% increase in the number of meals served.

Hotel revenues for the quarter ended March 31, 2008 increased by $629,000, or 5.6%, to $11.9 million from $11.2 million for the second quarter of fiscal 2007. The increase in hotel revenues is attributable to an increase in the average daily room rate, or ADR, to $116 for the quarter ended March 31, 2008 compared to $110 for the second quarter of fiscal 2007. This increase is partially offset by a decrease in hotel occupancy to 90.0% for the quarter ended March 31, 2008 compared to 91.4% for the second quarter of fiscal 2007. The increase in ADR is consistent with increases in room rates offered to transient and group hotel guests in the Northeast gaming market. Revenue per available room, or REVPAR, increased to $105 for the quarter ended March 31, 2008 compared to $101 for the second quarter of fiscal 2007.

Retail, entertainment and other revenues increased by $5.0 million, or 19.5%, to $30.8 million for the quarter ended March 31, 2008 from $25.8 million for the second quarter of fiscal 2007. This increase is primarily the result of a $3.3 million, or 39.7%, increase in entertainment revenues due to a 39.7% increase in average price per ticket at the Mohegan Sun Arena from more headliner shows performed in the Arena as compared to the second quarter of fiscal 2007. The increase in retail, entertainment and other revenues is also the result of a $1.1 million, or 18.1%, increase in gasoline revenues from the Mohegan Sun gasoline and convenience center.

Income from Operations

Income from operations for the quarter ended March 31, 2008 decreased by $10.6 million, or 14.4%, to $62.8 million from $73.4 million for the second quarter of fiscal 2007.

Commenting on the second quarter results at Mohegan Sun, Anthony Patrone, Senior Vice President of Marketing, said, “We are pleased by the strength of table games revenues at Mohegan Sun during the quarter, reflecting the success of our marketing programs and our Sunrise Square expansion. Our non-gaming revenues also posted solid gains.”

Mohegan Sun at Pocono Downs

Adjusted EBITDA for the quarter ended March 31, 2008 increased by $926,000, or 17.8%, to $6.1 million from $5.2 million for the second quarter of fiscal 2007. This increase is primarily attributable to the $3.3 million non-recurring charge recorded during the second quarter of fiscal 2007 in connection with the settlement of property tax litigation related to the Pocono Downs facility. These results were partially offset by lower gaming revenues following the opening of a new gaming facility by a competitor in October 2007, a 36.5% increase in advertising expenditures in response to the new competition, a 21.5% increase in medical benefit costs due to an increase in the number of eligible participants, and a 5.8% increase in salary and wage costs. Adjusted EBITDA margin increased to 13.3% for the quarter ended March 31, 2008 from 11.0% for the second quarter of fiscal 2007.

Net revenues for the quarter ended March 31, 2008 decreased by $1.3 million, or 2.8%, to $46.1 million from $47.4 million for the second quarter of fiscal 2007. This decrease is attributable primarily to the decline in gaming revenues and a $1.2 million increase in promotional allowances due to increased promotional programs offered during the quarter and higher redemptions under the Player’s Club program, partially offset by an increase in non-gaming revenues.

Commenting on the second quarter results at Mohegan Sun at Pocono Downs, Robert J. Soper, President and Chief Executive Officer, said, “Mohegan Sun at Pocono Downs is performing extremely well in the Northeast Pennsylvania gaming market despite operating out of an interim facility. We are pleased that our win efficiency exceeded 150% during the quarter, and we are excited about the prospects for our business when we complete the Project Sunrise expansion this summer.”

Gaming Revenues

Gaming revenues for the quarter ended March 31, 2008 decreased by $1.0 million, or 2.2%, to $44.7 million from $45.7 million for the second quarter of fiscal 2007. The reduction in gaming revenues for the quarter is primarily attributable to a $1.2 million decrease in gross slot revenues following the opening of the new gaming facility located approximately 40 miles away. The slot results for the quarter were also impacted by unfavorable weather conditions in Northeast Pennsylvania and the continued weakening of the regional economy. Mohegan Sun at Pocono Downs’ slot win efficiency, or percentage of gross slot win in the Northeastern Pennsylvania slot market divided by the percentage of slot machines in the market, for the quarter ended March 31, 2008 was 155.5% compared to 73.5% for our competitor. Gross slot win per unit per day was $359 and $406 for the quarters ended March 31, 2008 and 2007, respectively. Gross slot hold percentage for the quarter ended March 31, 2008 was 8.7% compared to 9.7% for the second quarter of fiscal 2007. The decrease in gross slot hold percentage is primarily attributable to the introduction of electronic blackjack games during the quarter and a greater demand for higher denomination slot machines, both of which had a lower hold percentage than other slot machines.

Non-gaming Revenues

Non-gaming revenues for the quarter ended March 31, 2008 increased by $900,000, or 37.4%, to $3.3 million from $2.4 million for the second quarter of fiscal 2007. This increase is the result of increases in food, beverage and retail sales due primarily to increased utilization of Mohegan Sun at Pocono Downs Player’s Club points and promotional coupons at the property’s restaurants and retail outlet.

Income from operations

Income from operations for the quarter ended March 31, 2008 increased by $912,000, or 39.3%, to $3.2 million from $2.3 million for the second quarter of fiscal 2007.

Corporate

Corporate total operating costs and expenses increased $1.5 million to $4.0 million compared to $2.5 million for the second quarter of fiscal 2007 due to increased professional costs and consulting expenditures related to various diversification efforts as described below under “Other Projects.”

Mohegan Tribal Gaming Authority Property Information

(in thousands, unaudited)	Net Revenues For the Three Months Ended			Adjusted EBITDA For the Three Months Ended
	March 31, 2008	March 31, 2007		March 31, 2008	March 31, 2007
Mohegan Sun	$346,467	$342,592		$84,043	$93,962
Pocono Downs	46,110	47,432		6,126	5,200
Corporate	—	—		(3,885)	(2,339)

Total	$392,577	$390,024		$86,284	$96,823

(in thousands, unaudited)	Net Revenues For the Six Months Ended			Adjusted EBITDA For the Six Months Ended
	March 31, 2008	March 31, 2007		March 31, 2008	March 31, 2007
Mohegan Sun	$685,894	$698,125		$160,740	$187,895
Pocono Downs	93,632	76,482	(1)	12,560	8,508 (1)
Corporate	—	—		(10,428)	(4,854)

Total	$779,526	$774,607		$162,872	$191,549

(1) Includes operating results of Phase I slot facility at Mohegan Sun at Pocono Downs from opening date of November 14, 2006 to March 31, 2007.

Liquidity, Capital Resources and Capital Spending

As of March 31, 2008, the Authority held cash and cash equivalents of $87.4 million, a decrease of $18.2 million from $105.6 million as of September 30, 2007. As of March 31, 2008, there was $121.0 million drawn on the Authority’s $1.0 billion bank credit facility. Inclusive of letters of credit, which reduce borrowing availability under the bank credit facility, the Authority had approximately $872.6 million of available borrowing capacity under the bank credit facility as of March 31, 2008. The Authority’s total debt was approximately $1.37 billion as of March 31, 2008.

Interest expense decreased by $2.2 million, or 4.6%, to $45.5 million for the six months ended March 31, 2008 compared to $47.7 million for the six months ended March 31, 2007. The decrease in interest expense is primarily due to the capitalization of $3.1 million in interest costs relating to Project Horizon and Project Sunrise and a slight decrease in weighted average interest rate, partially offset by an increase in weighted average outstanding debt. The weighted average interest rate was 7.3% for the six months ended March 31, 2008 compared to 7.4% for the six months ended March 31, 2007. The weighted average outstanding debt was $1.33 billion for the six months ended March 31, 2008 compared to $1.30 billion for the six months ended March 31, 2007. The increase in weighted average outstanding debt was due to additional borrowings on the bank credit facility to fund Project Horizon and Project Sunrise.

Bank Credit Facility Amendment

In February 2008, the Authority received requisite consent from its lenders to Amendment No. 1 to its bank credit facility. Amendment No. 1, among other things, provides for increases in permitted capital expenditures for Project Horizon and Project Sunrise from $800.0 million and $200.0 million, respectively, to $950.0 million and $215.0 million, respectively. Amendment No. 1 also modified certain provisions of the loan agreement, including the Authority’s total leverage, senior leverage and minimum fixed charge coverage ratio covenants to conform with the projected expenditures and the projected completion dates for Project Horizon and Project Sunrise.

Capital Expenditures

The Authority’s capital expenditures totaled $156.6 million for the six months ended March 31, 2008 compared to $60.0 million for the six months ended March 31, 2007. The capital expenditures were comprised of capital expenditures at Pocono Downs of $72.5 million, which included Project Sunrise construction expenditures of $71.5 million, including capitalized interest of $1.4 million, and capital expenditures at Mohegan Sun of $84.1 million, which included Project Horizon construction expenditures of $71.0 million, including capitalized interest of $1.7 million.

Total capital spending for fiscal year 2008 at Mohegan Sun, exclusive of Project Horizon spending, is forecasted to be $58.0 million. Maintenance capital expenditures for fiscal year 2008 at Mohegan Sun are anticipated to be $37.3 million for the replacement and improvements of information technology equipment and systems, Casino of the Earth renovations and the addition of slot machines and data warehouse storage. An additional $20.7 million is expected to be expended in fiscal 2008 in the Casino of the Sky to replace obsolete coin redemption booths with slot machines, to renovate the Sky bar on the casino floor and to prepare for the connection to the Casino of the Wind.

Capital expenditures for Pocono Downs are anticipated to be $178.0 million for the 2008 fiscal year, comprised primarily of $175.5 million in construction and furniture, fixtures, and equipment expenditures to complete Project Sunrise.

Project Horizon—Connecticut

Project Horizon consists of four major components (Sunrise Square, Casino of the Wind, Earth Expansion and Property Infrastructure). The plans for Project Horizon include adding approximately 919 hotel rooms, gaming space and other new non-gaming amenities to Mohegan Sun. Upon completion of Project Horizon, Mohegan Sun is expected to offer approximately 7,000 slot machines, 380 table games, including poker, 2,100 hotel rooms, 75 restaurant and retail outlets, 30 bars and lounges and 4 entertainment venues.

Sunrise Square, our new Asian-themed gaming area, was completed in August 2007 at a cost of approximately $17.0 million. Sunrise Square includes 8,500 square feet of gaming space offering 46 table games such as Mini-Baccarat, Sic Bo and Pai Gow Poker, a 5,000-square-foot bus lobby and a 4,000-square-foot “Hong Kong” Street food outlet.

The Authority also is constructing the Casino of the Wind, a new gaming area adjacent to the Casino of the Sky, which is expected to include approximately 45,000 square feet of gaming space with approximately 670 slot machines, 28 table games and a themed poker room with 42 tables, as well as approximately 20,000 square feet of new dining and retail amenities, including a two-level, 16,000-square-foot Jimmy Buffett’s Margaritaville Restaurant and the return of Chief’s Deli, a casual dining restaurant, to be operated by the Authority. Groundbreaking for the Casino of the Wind occurred in June 2007, and the new casino is scheduled to open in the fall of 2008. The estimated cost of the Casino of the Wind is $125.0 million.

Project Horizon also includes the Earth Expansion, which features the Earth hotel, which is expected to include approximately 919 rooms, including approximately 261 House of Blues-themed hotel rooms, and a House of Blues Foundation Room. The Earth Expansion also is planned to include new House of Blues-themed dining and entertainment amenities, including an approximately 36,000-square-foot music hall and a 3,000-square-foot special events room. In addition, the Earth Expansion will include approximately 44,000 square feet of retail space, additional food and beverage facilities, including two fine-dining options, a burger restaurant, four bars, a family-style sit down pizzeria and a four-station quick-serve dining area. Groundbreaking for the Earth Expansion is scheduled to occur on May 14, 2008. The Earth hotel and related facilities are expected to open in October 2010. The estimated cost of the Earth Expansion is $682.0 million.

The Property Infrastructure component of Project Horizon is underway and includes a 1,500-space parking garage and additional surface parking lots, site development and road improvements on or adjacent to the property. The estimated cost is $101.0 million.

Total costs for Project Horizon, inclusive of costs incurred to date for Sunrise Square, the Casino of the Wind, the Earth Expansion and Property Infrastructure, currently are estimated to be approximately $925.0 million, exclusive of capitalized interest. Remaining project costs are estimated to be incurred as follows: fiscal year 2008, $207.0 million; fiscal year 2009, $270.0 million; fiscal year 2010, $357.0 million; and fiscal year 2011, $45.0 million.

Project Sunrise—Pennsylvania

As previously announced, Project Sunrise is being developed at Pocono Downs on land adjacent to the existing gaming facility. When completed, the combined facility is anticipated to include approximately 2,500 slot machines, three full-

service restaurants, a 300-seat buffet, a quick-serve dining area, six retail outlets, three bars/lounges, additional parking and bus amenities. Construction commenced in May 2007 with a grand opening planned in the summer of 2008. The final cost of Project Sunrise is anticipated to be approximately $208.0 million.

“Our two current construction projects — Project Sunrise in Pennsylvania and the Casino of Wind, the second phase of Project Horizon at Mohegan Sun — are nearing completion,” said Jeffrey E. Hartmann, the Authority’s COO. “Moreover, during the quarter, we finalized the amendment to our $1 billion bank credit facility, providing added financial flexibility to complete these projects and underscoring our lenders’ support for Project Horizon and Project Sunrise, despite adverse credit market conditions.”

Other Projects

New York

In April 2008, the Authority’s wholly owned subsidiary, MTGA Gaming, LLC, or MTGA Gaming, and Capital Play, Inc., or Capital Play, and its partners, Extell Development Company and Plainfield Special Situations Master Fund Limited, submitted a new joint proposal to the State of New York to develop and manage the proposed VLT facility and a mixed-use retail and hotel facility to be developed at Aqueduct Racetrack in Jamaica, New York. If our joint proposal is selected, MTGA Gaming would manage the proposed 4,500 VLT facility at Aqueduct Racetrack, which is currently expected to open in the fall of 2009.

Kansas

In September 2007, MTGA Gaming, along with Olympia Gaming-KC, LLC, and RED Leg Sun, LLC, or RED, formed Leg Sun, LLC, or Leg Sun, a joint venture which was created to submit an application to the Kansas Lottery Commission for the proposed development of a gaming facility and destination resort to be named Legends Sun and located in Wyandotte County, Kansas. In accordance with the Kansas Expanded Lottery Act, the project will be subject to various reviews, requirements and approvals by the Kansas Lottery Commission, which is considering several other proposals for the right to develop a single resort casino in Wyandotte County. Three applicants, Leg Sun, Pinnacle Entertainment, Inc., and Cordish Company, received endorsements from the Unified Government of Wyandotte County/Kansas City, Kansas for their proposals and have applied to the Kansas Lottery Commission for approval as the gaming facility manager for Wyandotte County. Two other applicants, Las Vegas Sands Corporation and Golden Gaming, Inc., also have received endorsements from the city of Edwardsville, also located in Wyandotte County, and have applied to the Kansas Lottery Commission for approval. The Kansas Lottery Gaming Facility Review Board is expected to select a manager for the Wyandotte County facility by the end of September 2008.

In a separate matter, on February 1, 2008, a Kansas district court judge ruled that the Kansas Expanded Lottery Act does not violate the Kansas Constitution and properly allows for state-owned casinos, including those being proposed in Wyandotte County. This decision is expected to be appealed to the Kansas Supreme Court.

If selected by the Kansas Lottery Gaming Facility Review Board, the proposed $770.0 million Legends Sun complex would feature a wide array of attractions and amenities that include a casino with approximately 2,000 slot machines, 60 table games and 25 poker tables, a Robert Trent Jones II designed championship golf course, a luxury hotel with approximately 350 rooms, a convention and conference facility, approximately 200,000 square feet of mixed-use retail and approximately 200,000 square feet of residential development. If the Leg Sun proposal is selected, an affiliate of the Authority would manage the casino and related operations and RED would manage the retail and residential components of the project. Certain development fees also would be received in connection with the development of the casino facility.

Capital Resources

Distributions to the Mohegan Tribe of Indians of Connecticut, or the Tribe, totaled $43.3 million and $36.5 million for the six months ended March 31, 2008 and 2007, respectively. Distributions to the Tribe are anticipated to total $80.0 million for fiscal year 2008.

Management believes that existing cash balances, financing arrangements and operating cash flows will provide the Authority with sufficient resources to meet its existing debt obligations, relinquishment payments and foreseeable capital expenditure requirements with respect to current operations and distributions to the Tribe for at least the next twelve months. Any future investments in Mohegan Sun related to Project Horizon and in Pocono Downs related to Project Sunrise are anticipated to be funded through a combination of the Authority’s operating cash flows and bank credit facility.

Conference Call

The Authority will host a conference call and simultaneous webcast regarding its second quarter of fiscal 2008 operating results on Wednesday, May 7, 2008 at 1:00 p.m. (Eastern Daylight Time).

Those interested in participating in the call should dial as follows:

(888) 748-0596

(706) 643-0107 (international)

Conference ID: 42174191

Please call five minutes in advance to ensure that you are connected prior to the initiation of the call. Questions and answers will be reserved for call-in analysts and investors.

Parties who want to listen to the live conference call on the Internet may do so through a web link on the company’s website at www.mtga.com, in the “Investor Relations/Online Presentations” section. A replay of the call and related information will be made available at the same location on the company’s website for thirty days subsequent to the call.

Interested parties may also listen to a taped replay of the entire conference call commencing two hours after the call’s completion on Wednesday, May 7, 2008. This replay will run through May 21, 2008.

The access number for a taped replay of the conference call is as follows:

(800) 642-1687

(706) 645-9291 (international)

Conference ID: 42174191

A transcript will be available on the Authority’s website for a period of ninety days following the conference call.

About the Authority

The Authority is an instrumentality of the Tribe, a federally recognized Indian tribe with an approximately 507-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive power to conduct and regulate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex that is situated on a 185-acre site on the Tribe’s reservation. Through its subsidiary, Downs Racing, L.P., the Authority also owns and operates Mohegan Sun at Pocono Downs, a gaming and entertainment facility offering slot machines and harness racing in Plains Township, Pennsylvania and several OTW facilities located elsewhere in Pennsylvania.

The Tribe’s gaming operation at Mohegan Sun is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.0 million square foot facility, which includes the Casino of the Earth, Casino of the Sky, Sunrise Square, The Shops at Mohegan Sun, a 10,000-seat Mohegan Sun Arena, a 350-seat Cabaret Theatre, 100,000 square feet of meeting and convention space and the approximately 1,200-room luxury Sky Hotel Tower. Mohegan Sun is currently in the midst of Project Horizon – an expansion project that is to include a new hotel, additional retail and restaurant space, and a new 64,000-square-foot “Casino of the Wind.” Mohegan Sun at Pocono Downs is currently nearing completion of Project Sunrise, which is being developed on land adjacent to the existing gaming facility. When completed, the combined facility is anticipated to include approximately 2,500 slot machines, three full-service restaurants, a 300-seat buffet, a quick-serve dining area, six retail outlets, three bars/lounges, additional parking and bus amenities. More information about the Authority and its properties can be obtained by visiting www.mtga.com.

Special Note Regarding Forward-Looking Statements

Some information included in this press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include information relating to business development activities, as well as capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and increased competition. These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect,” or “intend” and similar expressions. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. These risks and uncertainties include, but are not limited to, those relating to increased competition (including the legalization or expansion of gaming in New England, New York, New Jersey and Pennsylvania), the financial performance of Mohegan Sun, Pocono Downs and the off-track wagering facilities, dependence on existing management, potential adverse changes in local, regional, national or global economic climates, the Authority’s ability to complete its current and proposed expansion projects at Mohegan Sun and Pocono Downs on time and on budget, the Authority’s leverage and ability to meet its debt service obligations, changes in federal or state tax laws or the administration of such laws, changes in gaming laws or regulations (including the limitation, denial or suspension of licenses required under gaming laws and regulations), and the continued availability of financing. Additional information concerning potential factors that could affect the Authority’s financial results is included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2007, as well as its other reports and filings with the SEC. The forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure you that projected results or events will be achieved or will occur.

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED STATEMENTS OF INCOME

(in thousands)

(unaudited)

	For the Three Months Ended March 31, 2008	For the Three Months Ended March 31, 2007	For the Six Months Ended March 31, 2008	For the Six Months Ended March 31, 2007
Revenues:
Gaming	$355,877	$356,904	$706,522	$703,170
Food and beverage	24,869	23,614	50,487	48,768
Hotel	11,850	11,221	24,427	24,163
Retail, entertainment and other	31,934	26,685	63,469	58,561

Gross revenues	424,530	418,424	844,905	834,662
Less - Promotional allowances	(31,953)	(28,400)	(65,379)	(60,055)

Net revenues	392,577	390,024	779,526	774,607

Operating costs and expenses:
Gaming	217,468	207,200	437,745	408,681
Food and beverage	11,398	12,451	24,122	25,579
Hotel	4,305	4,136	8,602	8,081
Retail, entertainment and other	11,440	9,307	22,104	21,514
Advertising, general and administrative	57,797	57,766	113,653	114,347
Corporate expenses	4,017	2,531	11,161	5,184
Pre-opening costs and expenses	12	197	32	3,745
Depreciation and amortization	24,107	23,237	48,652	46,111

Total operating costs and expenses	330,544	316,825	666,071	633,242

Income from operations	62,033	73,199	113,455	141,365

Other income (expense):
Accretion of discount to the relinquishment liability	(6,772)	(7,448)	(13,543)	(14,897)
Interest income	899	774	1,957	1,540
Interest expense, net of capitalized interest	(22,687)	(24,113)	(45,518)	(47,724)
Write-off of debt issuance costs	—	(71)	—	(71)
Other income (expense), net	(143)	(247)	71	(362)

Total other expense	(28,703)	(31,105)	(57,033)	(61,514)

Income from continuing operations before minority interests	33,330	42,094	56,422	79,851
Minority interests	132	190	733	328

Income from continuing operations	33,462	42,284	57,155	80,179
Income from discontinued operations	—	36	—	31

Net income	$33,462	$42,320	$57,155	$80,210

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED SELECTED FINANCIAL INFORMATION

(in thousands)

(unaudited)

	As of and for the Three Months Ended		As of and for the Six Months Ended
	March 31, 2008	March 31, 2007	March 31, 2008	March 31, 2007
Operating Results:
Gross revenues	$424,530	$418,424	$844,905	$834,662
Net revenues	392,577	390,024	779,526	774,607
Income from operations	62,033	73,199	113,455	141,365

Other Data:
Adjusted EBITDA	$86,284	$96,823	$162,872	$191,549
Capital expenditures	92,192	21,039	156,612	60,003
Cash interest paid	34,398	34,910	46,214	46,856

Balance Sheet Data:
Cash and cash equivalents	$87,445	$103,653	$87,445	$103,653
Total debt	1,366,587	1,306,882	1,366,587	1,306,882

MOHEGAN SUN
SUPPLEMENTAL DATA - OPERATING STATISTICS
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	March 31, 2008	March 31, 2007	March 31, 2008	March 31, 2007
Adjusted EBITDA:
Adjusted EBITDA (in thousands)	$84,043	$93,962	$160,740	$187,895
Adjusted EBITDA margin	24.3%	27.4%	23.4%	26.9%

Capital expenditures (in thousands)	$56,508	$18,004	$84,078	$29,608
Capitalized interest (in thousands)	876	—	1,721	—

Weighted Average Number of Units:
Slot machines	6,161	6,105	6,173	6,145
Table games	324	305	323	305

Win Per Unit Per Day:
Slot machines (gross)	$382	$400	$374	$401
Table games	3,473	3,500	3,429	3,435

Hold Percentage:
Slot machines (gross)	8.3%	8.7%	8.5%	8.6%
Table games	15.4%	15.4%	15.4%	15.8%

Slot Market Share:
Slot handle market share	55.7%	53.9%	53.3%	53.9%
Slot win market share	55.0%	53.6%	54.6%	53.7%
Slot handle efficiency	118.5%	117.4%	114.9%	117.0%
Slot win efficiency	117.1%	116.8%	117.5%	116.7%

Hotel Statistics:
Hotel occupancy %	90.0%	91.4%	91.3%	90.3%
Average Daily Rate (ADR)	$116	$110	$116	$119
Revenue Per Available Room (REVPAR)	$105	$101	$105	$107

MOHEGAN SUN AT POCONO DOWNS

SUPPLEMENTAL DATA - OPERATING STATISTICS

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	March 31, 2008	March 31, 2007	March 31, 2008	March 31, 2007 (1)
Adjusted EBITDA:
Adjusted EBITDA (in thousands)	$6,126	$5,200	$12,560	$8,508
Adjusted EBITDA margin	13.3%	11.0%	13.4%	11.1%

Capital expenditures (in thousands)	$35,684	$3,035	$72,533	$30,391
Capitalized interest (in thousands)	929	42	1,392	400

Slot Statistics:
Weighted Average Number of Slot Machines	1,203	1,107	1,203	1,104
Win per unit per day (gross)	$359	$406	$360	$408
Hold percentage (gross)	8.7%	9.7%	8.7%	9.8%
Slot handle market share (2)	44.0%	100.0%	54.9%	100.0%
Slot win market share (2)	50.2%	100.0%	60.4%	100.0%
Slot handle efficiency (2)	136.4%	100.0%	137.1%	100.0%
Slot win efficiency (2)	155.5%	100.0%	150.8%	100.0%

(1)    Includes operating results of Phase I slot facility at Mohegan Sun at Pocono Downs from opening date of November 14, 2006 to March 31, 2007.

(2)    Includes competitor's operating results from opening date of October 22, 2007 to March 31, 2008.

MOHEGAN TRIBAL GAMING AUTHORITY ADJUSTED EBITDA RECONCILIATIONS (unaudited)

Reconciliations of Adjusted EBITDA to Net Income:

Reconciliations of Adjusted EBITDA to net income, a financial measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, are shown below (in thousands):

	For the Three Months Ended		For the Six Months Ended
	March 31, 2008	March 31, 2007	March 31, 2008	March 31, 2007
Adjusted EBITDA	$86,284	$96,823	$162,872	$191,549
Pre-opening costs and expenses	(12)	(197)	(32)	(3,745)
Depreciation and amortization	(24,107)	(23,237)	(48,652)	(46,111)
Minority interests	(132)	(190)	(733)	(328)

Income from operations	62,033	73,199	113,455	141,365

Accretion of discount to the relinquishment liability	(6,772)	(7,448)	(13,543)	(14,897)
Interest income	899	774	1,957	1,540
Interest expense, net of capitalized interest	(22,687)	(24,113)	(45,518)	(47,724)
Write-off of debt issuance costs	—	(71)	—	(71)
Other income (expense), net	(143)	(247)	71	(362)
Minority interests	132	190	733	328
Income from discontinued operations	—	36	—	31

Net income	$33,462	$42,320	$57,155	$80,210

Reconciliations of Income from Operations to Adjusted EBITDA (unaudited):

Reconciliations of income from operations, a financial measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, to Adjusted EBITDA are shown below (in thousands):

	For the Three Months Ended March 31, 2008
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Depreciation and Amortization	Minority Interests	Adjusted EBITDA
Mohegan Sun	$62,840	$3	$21,200	$—	$84,043
Pocono Downs	3,230	9	2,887	—	6,126
Corporate	(4,037)	—	20	132	(3,885)

Total	$62,033	$12	$24,107	$132	$86,284

	For the Three Months Ended March 31, 2007
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Depreciation and Amortization	Minority Interests	Adjusted EBITDA
Mohegan Sun	$73,430	$4	$20,528	$—	$93,962
Pocono Downs	2,318	193	2,689	—	5,200
Corporate	(2,549)	—	20	190	(2,339)

Total	$73,199	$197	$23,237	$190	$96,823

	For the Six Months Ended March 31, 2008
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Depreciation and Amortization	Minority Interests	Adjusted EBITDA
Mohegan Sun	$118,782	$15	$41,943	$—	$160,740
Pocono Downs	6,714	17	5,829	—	12,560
Corporate	(12,041)	—	880	733	(10,428)

Total	$113,455	$32	$48,652	$733	$162,872

	For the Six Months Ended March 31, 2007
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Depreciation and Amortization	Minority Interests	Adjusted EBITDA
Mohegan Sun	$146,198	$308	$41,389	$—	$187,895
Pocono Downs (1)	389	3,437	4,682	—	8,508
Corporate	(5,222)	—	40	328	(4,854)

Total	$141,365	$3,745	$46,111	$328	$191,549

(1)	Includes operating results of Phase I slot facility at Mohegan Sun at Pocono Downs from opening date of November 14, 2006 to March 31, 2007.

Adjusted EBITDA Explanation:

Earnings before interest, income taxes, depreciation and amortization, or EBITDA, is a commonly used measure of performance in the casino and hospitality industry. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP. The Authority historically has evaluated its operating performance with the non-GAAP measure, Adjusted EBITDA, which as used in this press release represents earnings before interest, income taxes, depreciation and amortization, pre-opening costs and expenses, accretion of discount to the relinquishment liability to Trading Cove Associates pursuant to a relinquishment agreement, write-off of debt issuance costs, income from discontinued operations and other non-operating income and expense.

Adjusted EBITDA provides an additional way to evaluate the Authority’s operations and, when viewed with both the Authority’s GAAP results and reconciliation to net income, the Authority believes that it provides a more complete understanding of its business than could be otherwise obtained absent this disclosure. Adjusted EBITDA is presented solely as a supplemental disclosure because: (1) the Authority believes it enhances an overall understanding of the Authority’s past and current financial performance; (2) the Authority believes it is a useful tool for investors to assess the operating performance of the business in comparison to other operators within the casino and hospitality industry since Adjusted EBITDA excludes certain items that may not be indicative of the Authority’s operating results; (3) measures that are comparable to Adjusted EBITDA are often used as an important basis for the valuation of casino and hospitality companies; and (4) the Authority uses Adjusted EBITDA internally to evaluate the performance of its operating personnel and management and as a benchmark to evaluate its operating performance in comparison to its competitors.

The use of Adjusted EBITDA has certain limitations. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, any GAAP financial measure including net income (as an indicator of the Authority’s performance) or cash flows provided by operating activities (as an indicator of the Authority’s liquidity), nor should it be considered as an indicator of the Authority’s overall financial performance. The Authority’s calculation of Adjusted EBITDA is likely to be different from the calculation of EBITDA or other similarly titled measurements used by other casino and hospitality companies and therefore comparability may be limited. Adjusted EBITDA eliminates certain substantial recurring items from net income, such as depreciation and amortization, interest expense and accretion of discount to the relinquishment liability as described above. Each of these items has been incurred in the past, will continue to be incurred in the future and should be considered in the overall evaluation of the Authority’s results. The Authority compensates for these limitations by providing the relevant disclosure of depreciation and amortization, interest expense, accretion of discount to the relinquishment liability and other items excluded in the calculation of Adjusted EBITDA both in its reconciliation to the GAAP financial measure of net income and in its consolidated financial statements, all of which should be considered when evaluating its results. The Authority strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

Press Release Mohegan Tribal Gaming Authority

Uncasville, Connecticut, May 7, 2008

CONTACTS:
Mitchell Grossinger Etess Chief Executive Officer Mohegan Tribal Gaming Authority (860) 862-8000	Leo M. Chupaska Chief Financial Officer Mohegan Tribal Gaming Authority (860) 862-8000